                                                               EXHIBIT 23.(d)(2)

                        INVESTMENT SUB-ADVISORY AGREEMENT
                         (INTERNATIONAL BOND PORTFOLIO)

        THIS AGREEMENT, made as of the 11th day of January, 2007, by and between Advantus Capital Management, Inc., a Minnesota corporation, registered as an Investment Adviser under the Investment Advisers Act of 1940 (the "Adviser") and Augustus Asset Managers Limited, a UK company, authorized and regulated by the Financial Services Authority ("FSA") and registered as an Investment Adviser under the Investment Advisers Act of 1940 (the "Sub-Adviser").

        WHEREAS, the Adviser is the Investment Adviser to Advantus Series Fund, Inc. (the "Fund"), an open-end diversified management investment company organized as a series fund, registered under the Investment Company Act of 1940, as amended (the "1940 Act");

        WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish it with portfolio selection and related research and statistical services in connection with the Adviser's investment advisory activities on behalf of the Fund's International Bond Portfolio (hereinafter "Portfolio"), and the Sub-Adviser desires to furnish such services to the Adviser; and

         WHEREAS, the Sub-Adviser has classified the Adviser as an Intermediate Customer in accordance with the rules of the FSA and by execution of this Agreement the Adviser hereby acknowledges such classification.

        NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:


1. APPOINTMENT OF SUB-ADVISER

In accordance with and subject to the Investment Advisory Agreement between the Fund and the Adviser, the Adviser hereby appoints the Sub-Adviser to perform portfolio selection services described herein for the investment and reinvestment of the Portfolio, subject to the control and direction of the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Adviser accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation described herein. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized herein, have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

2. OBLIGATIONS OF AND SERVICES TO BE PROVIDED BY SUB-ADVISER

         (a) The Sub-Adviser shall provide the following services and assume the following obligations with respect to the Portfolio of the Fund:


         Investment Sub-Advisory Agreement, International Bond Portfolio
                                  Page 1 of 11

(1)      INVESTMENT PLAN

         In carrying out its obligations to manage the investments and reinvestments of the assets of the Portfolio, the Sub-Adviser shall:

(i) obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Portfolio or are under consideration for inclusion therein;

(ii) formulate and implement a continuous investment program for the Portfolio consistent with the investment objective and related investment policies for such Portfolio; and

(iii) take such steps as are necessary to implement the aforementioned investment program by purchase and sale of securities, including financial futures contracts and currency exchange transactions, including the placing of orders for such purchases and sales.

(2)      INVESTMENT OBJECTIVES, POLICIES, PRACTICES AND RESTRICTIONS

(i) The investment of the assets of the Portfolio shall at all times be subject to the applicable provisions of the Articles of Incorporation, the Bylaws, the Registration Statement, the current Prospectus and the Statement of Additional Information of the Fund and shall conform to the investment objectives, policies and restrictions of the Portfolio as set forth in such documents and as interpreted from time to time by the Board of Directors of the Fund and by the Adviser, including diversification of the holdings of the Portfolio as a segregated asset account in accordance with Section 817 of the Internal Revenue Code, as amended (the "Code"), and Regulation Section 1.817-5 thereunder, provided that Adviser shall be responsible for ensuring that the Fund as a whole is "adequately diversified" if and to the extent required by
         Section 817(h) of the Code and Regulation 1.817-5 thereunder.

(ii) Within the framework of the investment objectives, policies and restrictions of the Portfolio, and subject to the supervision of the Adviser, the Sub-Adviser shall formulate and implement an overall continuing program for managing the investment of the assets of the Portfolio, and shall amend and update such program from time to time as financial and other economic conditions warrant.

(iii) Adviser agrees to promptly inform the Sub-Adviser, in writing, of any changes in such documents or interpretations which may affect the Sub-Adviser's services hereunder, it being understood that such changes will be effective with respect to the Sub-Adviser upon the Sub-Adviser's receipt of such notice, provided, however, that Sub-Advisor shall have a reasonable period to effect any necessary portfolio changes to bring the assets into compliance with such changes or interpretations.

(3)      CASH MANAGEMENT AND SHORT-TERM INVESTMENT FUNDS

(i) The Adviser shall arrange with the custodian of the Portfolio ("Custodian") to have two Short-Term Investment Funds ("STIF's") available to be used as sweep vehicles for the short-


         Investment Sub-Advisory Agreement, International Bond Portfolio
                                  Page 2 of 11
         term investment of cash for the Portfolio. The Sub-Adviser agrees to use these STIF's for the short-term investment of cash, subject to the limitations on investments in shares of other investment companies set forth in the 1940 Act.

(ii) In addition, the Sub-Adviser agrees that the management of cash is the Sub-Adviser's responsibility, and agrees that cash will be managed in full compliance with any applicable restrictions, including the limitations on investments in shares of other investment companies set forth in the 1940 Act.

(4)      ELECTRONIC DELIVERY OF DAILY TRADE FILE AND DAILY HOLDINGS

(i) In connection with the purchase and sale of securities of the Portfolio, the Sub-Adviser shall deliver to the Adviser by no later than noon Central Time on trading day, a trade file with respect to securities, including financial futures contracts and currency exchange transactions, purchased or sold on such trading day, if any, using a secure electronic system established by Adviser, and confirmations, if customarily provided by counterparties, relating to each transaction executed for the Portfolio.

(ii) Using a secure electronic system established by Adviser, Sub-Adviser will deliver to Adviser by no later than noon Central Time on trade date plus one, a complete list of investments held by the Portfolio on a daily basis. Sub-Adviser agrees to reconcile these holdings with the Custodian on a monthly basis.

(iii) Revisions to or cancellations of trades must be provided by Sub-Adviser to Adviser using a secure electronic system established by Adviser by no later than 2:00 p.m. Central Time on trade date plus one. If a revision or cancellation is made after this deadline, Sub-Adviser will promptly notify Adviser using a secure electronic system established by Adviser.

(5)      INVESTMENT IN NEW SECURITIES

(i) Sub-Adviser further agrees to provide ongoing security related information as is necessary (including, but not limited to payment discrepancies).

(6)      TRADE AFFIRMATION AND SETTLEMENT

(i) The Sub-Adviser shall affirm and direct the Custodian to settle each trade made by the Sub-Adviser on behalf of the Account and shall advise brokers to list Adviser as an Interested Party on all Depository Trust Company "(DTC") confirms, supplying Adviser's DTC number as 71567. Sub-Adviser agrees that all trades will be affirmed by the Sub-Adviser by no later than 11:00 a.m. Central Time on trade date plus one.

(ii) With respect to portfolio securities to be purchased or sold through DTC, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Custodian of the Portfolio. For non-DTC eligible trades, Sub-Adviser will provide hard copy confirmation, if customarily provided, via facsimile or e-mail to Adviser by no later than 11:00 a.m. Central Time on trade date plus one.


         Investment Sub-Advisory Agreement, International Bond Portfolio
                                  Page 3 of 11

(iii) Sub-Adviser will work directly with Custodian and/or any applicable broker to resolve any trade-related issues (including, but not limited to re-registration of physical certificates, denominational breakdowns, exchanges, etc.).

(iv) Sub-Adviser agrees to monitor any failing trades and to use its best efforts to work proactively to resolve these issues, and seek reimbursement from third parties as appropriate. JBIL agrees to reimburse the Portfolio for any compensating interest due because of failing trades if due to the fault of JBIL or if JBIL fails to use its best efforts to seek reimbursement from third parties.

(7)      CORPORATE ACTIONS

(i) Sub-Adviser will work with appropriate parties to facilitate voluntary corporate action processing;

(ii) Sub-Adviser will notify Adviser of any voluntary corporate actions and the specific actions that will be taken; and

(iii) Sub-Adviser will provide appropriate details related to all corporate actions, including any accounting data needed.

(8)      PROXY VOTING

         Adviser is responsible for voting all proxies on behalf of the securities held by the Portfolio in accordance with proxy voting policies and procedures adopted by the Fund. Sub-adviser shall consult with Adviser as requested by Adviser on proxy voting matters.

(9)      SECURITIES LENDING

         The Adviser may have entered into, prior to the existence of this agreement, or may, at some point during the existence of this Agreement enter into a securities lending agreement with the Custodian or another party to have the securities of the Portfolio placed on loan for a fee. If the Adviser does enter into such agreement, the Adviser will notify the Sub-Adviser of such agreement. The Adviser agrees not to enter into such agreement without the counterparty agreeing to contractual settlement, thereby guaranteeing the return of any securities on loan when requested by the Custodian in connection with settlements of transactions initiated by Sub-Adviser. If requested by Sub-Adviser, and as permitted by the relevant securities lending agreements, Adviser will instruct a buy-in against a borrower which has failed to redeliver securities to the Portfolio.

(10)     DIRECTED BROKERAGE

         Sub-Adviser understands that Adviser may, on occasion, enter into agreements for directed brokerage with certain brokers. Sub-Adviser agrees to follow Adviser's direction regarding directed brokerage.


         Investment Sub-Advisory Agreement, International Bond Portfolio
                                  Page 4 of 11

(11)     BROKER SELECTION

         Except as provided in paragraph 10 above, in placing orders or directing the placement of orders for the execution of portfolio transactions, the Sub-Adviser shall select brokers and dealers for the execution of the Portfolio's transactions. In selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Adviser's investment research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Sub-Adviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Portfolio or the Sub-Adviser's overall responsibilities to the Sub-Adviser's discretionary accounts.

(12)     AVAILABILITY AND RETENTION OF RECORDS

         The Sub-Adviser shall, in the name of the Portfolio, place or direct the placement of orders for the execution of portfolio transactions in accordance with its investment policies, as set forth in the Portfolio's investment objectives, policies and restrictions. In connection with the placement of orders for the execution of the Portfolio's portfolio transactions, the Sub-Adviser shall create and maintain all necessary records required to be created and maintained by an investment adviser under all applicable law, rules and regulations, including, but not limited to, records required by Section 31(a) of the 1940 Act. All records pertaining to the Sub-Adviser's management of the Portfolio shall be the property of the Fund and shall be available for inspection and use, upon reasonable notice and during normal business hours, by the Securities and Exchange Commission, state regulators, Adviser, or any person retained by the Fund. Where applicable, such records shall be maintained by the Sub-Adviser for the period and in the place required by Rule 31a-2 under the 1940 Act.

(13)     INVESTMENT ACTIVITY AND PORTFOLIO COMPOSITION REPORTING

         The Sub-Adviser shall render such reports to the Adviser and/or to the Fund's Board of Directors concerning the investment activity and portfolio composition of the Portfolio in such form and at such intervals as the Adviser or the Board may from time to time reasonably request.

         The Sub-Adviser shall use the same skill and care in providing services to the Portfolio as it uses in providing services to other fiduciary accounts for which it has investment responsibility.


         Investment Sub-Advisory Agreement, International Bond Portfolio
                                  Page 5 of 11

3. EXPENSES

During the term of this Agreement, the Sub-Adviser will pay all of its own expenses incurred in connection with its activities under this Agreement. All brokerage and custodial expenses relating to the operation of the Portfolio shall be borne by the Portfolio.

4. COMPENSATION

In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect of the Portfolio hereunder, the Adviser shall pay to the Sub-Adviser a fee, determined as described on Exhibit A, attached hereto and made a part hereof.

5. RENEWAL, AMENDMENT AND TERMINATION

This Agreement shall not become effective unless and until it is approved by the Board of Directors of the Fund, including a majority of the members who are not "interested persons" to parties to this Agreement, by a vote cast in person at a meeting called for the purpose of voting such approval.

This Agreement shall continue in effect for a period more than two years from the date of this Agreement, only so long as such continuance is specifically approved at least annually by a vote of the holders of the majority of the outstanding voting securities of the Portfolio, or by a vote of the majority of the Fund's Board of Directors. And further provided that such continuance is also approved annually by a vote of the majority of the Fund's Board of Directors who are not parties to this Agreement or interested persons of parties hereto, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time without payment of penalty: (i) by the Fund's Board of Directors or by a vote of a majority of the outstanding voting securities of the class of capital stock of the Portfolio on sixty (60) days' prior written notice, or (ii) by either party hereto upon sixty
(60) days' prior written notice to the other. This Agreement will terminate automatically upon any termination of the Investment Advisory Agreement between the Fund and the Adviser or in the event of its assignment. The terms "interested person," "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act. This Agreement may only be amended by mutual written agreement, signed by both parties.

6. LIABILITY

The Sub-Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by the Sub-Adviser of its duties under this Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Portfolio's assets, or from acts or omissions of the Adviser, custodians, securities depositories or other third parties, or from any war or political act of any foreign government to which such assets might be exposed, provided that nothing herein shall be deemed to protect, or


         Investment Sub-Advisory Agreement, International Bond Portfolio
                                  Page 6 of 11
purport to protect, the Sub-Adviser against any liability to the Portfolio to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Sub-Adviser's reckless disregard of its obligations and duties hereunder.

7. NO GUARANTEE AS TO INVESTMENT PERFORMANCE

The Adviser and the Fund's Board of Directors understand that the value of investments made for the Account may go up as well as down and is not guaranteed, and that investment decisions will not always be profitable. Neither the Adviser nor the Sub-Adviser has made or is making any guarantees, including any guarantee as to any specific level of performance of the Portfolio. The Adviser and the Fund's Board of Directors acknowledge that this Portfolio is designed for the described investment objective and is not intended as a complete investment program. They also understand that investment decisions made on behalf of the Portfolio by Sub-Adviser are subject to various market and business risks.

8. OTHER CLIENTS OF SUB-ADVISER

The Adviser understands that the Sub-Adviser now acts, or may act in the future, as investment adviser to other managed accounts, including other investment companies, and the Adviser has no objection to the Sub-Adviser so acting, provided that the Sub-Adviser duly performs all obligations under this Agreement. The Adviser also understands that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Portfolio. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, with respect to the Portfolio, any security which the Sub-Adviser may purchase or sell for its own account or for the account of any other client.

9. OTHER BUSINESS ACTIVITIES OF SUB-ADVISER

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or the right of any of its officers, directors or employees who may also be an officer, director or employee of the Fund, or persons otherwise affiliated with Fund (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

10. REPRESENTATIONS

Sub-Adviser represents that it is registered as an investment advisor under the Investment Advisers Act of 1940 and that such registration is currently effective and will remain effective throughout the term of this Agreement.

The Sub-Adviser will perform its duties hereunder with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in like capacity and familiar with such


         Investment Sub-Advisory Agreement, International Bond Portfolio
                                  Page 7 of 11
matters would use in the conduct of an enterprise of a like character and with like aims The Sub-Adviser acknowledges that it will be acting as a fiduciary for Adviser in the performance of its duties hereunder. The Sub-Adviser shall at no time have custody or physical control of any assets of the Portfolio.

11. DISCLOSURE STATEMENT

Adviser acknowledges receipt of Sub-Adviser's Disclosure Statement, as required by Rule 204-3 under the Investment Advisors Act of 1940, not less than 48 hours prior to the date of execution of this Agreement shown below.

12. ENTIRE AGREEMENT, GOVERNING LAW AND WAIVER OF JURY TRIAL

This Agreement constitutes the entire agreement of the parties with respect to management of the Portfolio and it supercedes and replaces any pre-existing agreement between the parties. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Minnesota. To the extent permitted by the Federal securities laws, the parties hereby waive their right to a jury trial.

13. ATTORNEYS' FEES

In the event of any litigation between the parties with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded by the court, its reasonable attorneys' fees and other costs of preparing for and participating in the litigation.

14. CAPTIONS

The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

15. SEVERABILITY

Each provision of this Agreement is intended to be severable from the others so that if any provision or term is found to be invalid or illegal for any reason whatsoever, such invalidity or illegality shall not affect the validity or legality of the remaining provisions and terms hereof.

16. CONTACT INFORMATION

Sub-Adviser agrees to provide to Adviser, and update as necessary, all specific contact information regarding individual's names, phone numbers, facsimile numbers, e-mail addresses, and similar information for all back-up personnel, for all personnel who have any individual responsibility for the operation of the Portfolio.


         Investment Sub-Advisory Agreement, International Bond Portfolio
                                  Page 8 of 11

17. NOTICES

Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the appropriate party at the following address:

         The Adviser at:

               Advantus Capital Management, Inc.
               400 Robert Street North
               Mail Station 15-3175
               St. Paul, Minnesota 55101-2098
               Attn: Chief Legal Officer

         and the Sub-Adviser at:

               Augustus Asset Managers Limited
               Bevis Marks House
               24 Bevis Marks
               London EC3A  7NE
               Attn:  President

18. POTENTIAL CONFLICTS OF INTEREST AND DISCLOSURES

(a) The Sub-Adviser (which will act as agent of the Adviser) may, subject to the overriding principles of suitability and Best Execution and without reference to the Adviser, effect transactions in which the Sub-Adviser or any Associate of the Sub-Adviser has, directly or indirectly, a material interest or a relationship of any description with another party, which may involve a potential conflict with the Sub-Adviser's duty to the Adviser. Neither the Sub-Adviser nor any Associate shall be liable to account to the Adviser for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions and the Sub-Adviser's fees shall not, unless otherwise provided, be abated thereby. Such potential conflicting interests or duties may arise because:

         (1) the Sub-Adviser or an Associate undertakes Investment Business for other Advisers;

         (2) any of the Sub-Adviser's directors or employees, or those of an Associate, is a director of, holds or deals in securities of, or is otherwise interested in any company whose securities are held or dealt in on behalf of the Adviser;

         (3) the transaction is in securities issued by an Associate or the Adviser of an Associate;

         (4) the transaction is in relation to any investment in respect of which the Sub-Adviser or an Associate may benefit from a commission, fee, mark-up or mark-down payable otherwise than by the Adviser, or the receipt of other remuneration payable by the counterparty to any such transaction;


         Investment Sub-Advisory Agreement, International Bond Portfolio
                                  Page 9 of 11

         (5) the Sub-Adviser deals on behalf of the Adviser with an Associate;

         (6) the Sub-Adviser may act as agent for the Adviser in relation to transactions in which it is also acting as agent for the account of other Advisers and Associates;

         (7) the transaction is in units of or shares in collective investment schemes or a company, of which the Sub-Adviser or any Associate is the Sub-Adviser, operator, banker, adviser or trustee;

         (8) the Sub-Adviser may have regard, in exercising its management discretion, to the relative performance of other funds under its management;

         (9) the Sub-Adviser may effect transactions involving placings and/or new issues with an Associate who may be acting as principal or receiving agent's commission. Associates may retain any agent's commission or discount or other benefit (including directors' fees) that accrues to them;

         (10) the transaction is in the securities of a company for which the Sub-Adviser or an Associate has underwritten, managed or arranged an issue within the period of 12 months before the date of the transaction;

         (11) the Sub-Adviser or an Associate may receive remuneration or other benefits by reason of acting in corporate finance or similar transactions involving companies whose securities are held by the Adviser; and

         (12) the transaction is in securities in respect of which the Sub-Adviser or an Associate, or a director or employee of the Sub-Adviser or an Associate, is contemporaneously trading or has traded on its own account or has either a long or short position.

(b) Capitalised terms used in this section 18 will, unless defined in this Agreement, have the meanings ascribed to them in the Handbook of Rules of the FSA.

(c) Notwithstanding anything contained in this agreement, none of the above mentioned activities or practices shall violate the laws of the United States, the United Kingdom or other regulatory authorities (such as the National Association of Securities Dealers, Inc.)

19. COMPLAINTS AND COMPENSATION

(a) All formal complaints should in the first instance be made in writing to the Compliance Officer at the office of the Sub-Adviser. As an Intermediate Customer, the Adviser falls outside the scope of the UK Financial Ombudsman Service.

(b) The Financial Services Compensation Scheme has been established pursuant to section 213 of the UK Financial Services and Markets Act 2000. Eligible Claimants may be compensated by this Scheme if the Sub-Adviser is unable to meet its liabilities to them. A statement is available from the Sub-Adviser's Compliance Officer explaining the


         Investment Sub-Advisory Agreement, International Bond Portfolio
                                  Page 10 of 11

         Adviser's right to compensation in the event that the Sub-Adviser is unable to meet its liabilities to the Adviser.

20. The effective date of this agreement shall be January 11, 2007.


         IN WITNESS WHEREOF, the parties have duly executed this Agreement.

                   ADVANTUS CAPITAL                                      AUGUSTUS ASSET MANAGERS
                   MANAGEMENT, INC.                                              LIMITED
                       (ADVISER)                                              (SUB-ADVISER)

By:                                                    By:
     --------------------------------------------           ------------------------------------------------

     --------------------------------------------           ------------------------------------------------
           (printed or typed name and title)                        (printed or typed name and title)

By:                                                    By:
     --------------------------------------------           ------------------------------------------------

     --------------------------------------------           ------------------------------------------------
           (printed or typed name and title)                        (printed or typed name and title)

         Investment Sub-Advisory Agreement, International Bond Portfolio
                                  Page 11 of 11

                                    EXHIBIT A

                                SCHEDULE OF FEES

         In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect of the Portfolio, the Adviser shall pay to the Sub-Adviser as full compensation for all services hereunder a fee computed at an annual rate which shall be a percentage of the average daily value of the net assets of the Portfolio. The fee shall be accrued daily and shall be based on the net asset value of the Portfolio assets as determined as of the close of each business day. The fee shall be payable quarterly by Adviser to Sub-Adviser within 30 days after quarter end and shall be accompanied by a worksheet created by Adviser which sets forth the supporting documentation upon which Adviser relied to calculate such fee.

         The amount of such annual fee, as applied to the average daily value of the net assets of the Portfolio shall be as described in the schedule below:

                     Assets                                Annual Fee
                     ------                                ----------

          All Assets of the Portfolio               30 basis points (0.30%)




                                    Exhibit A
                                   Page 1 of 1